Exhibit 10.38

OPERATING AGREEMENT

entered by and between

NOVA PONTOCOM COMERCIO ELETRONICO S.A

And

VIA VAREJO S.A.

And

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

TABLE OF CONTENT

1	Definitions and Interpretations	2.
2.	The Agreement Purposes	3.
3.	Commercial Aspects	4.
4.	Logistic Aspects	6.
5.	Marketing Aspects	6.
6.	Multiple Channels Aspects	8.
7.	Access to Information	9.
8.	Exclusivity	10.
9.	Representations And Guarantees	10.
10.	Indemnity and Liability	10.
11.	Termination	12.
12.	Confidentiality	12.
13.	Independence of the Parties	13.
14.	Notices	14.
15.	Solution of Conflicts	14.
16.	General Provisions	15.

OPERATING AGREEMENT

This Operating Agreement is entered by and between:

(1) NOVA PONTOCOM COMERCIO ELETRONICO S.A. corporation enrolled with National Roll of Legal Entities of the Ministry of Finance (CNPJ/MF) under the no.  09.358.108 / 0001-25,  headquartered in the City of São Paulo, State of São Paulo, Rua Gomes de Carvalho, 1.609 /1617, 7th andar, Vila Olimpia, herein represented according to the Bylaws by the undersigned legal representatives (hereinafter simply referred to as “NPC” );

(2) VIA VAREJO S.A. , corporation enrolled with CNPJ/MF under no. 33.041.260 / 0652-90,  headquartered in the City of São Caetano do Sul, State of São Paulo, Rua Joao Pessoa, 83, herein represented according to the Bylaws by the undersigned legal representatives (hereinafter simply referred to as “Via Varejo” ); and

(3) COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, publicly held company enrolled with CNPJ/MF under no. 47.508.411 / 0001-56,  headquartered in the City of São Paulo, State of São Paulo, Avenida Brigadeiro Luis Antonio, 3.142, herein represented according to the Bylaws by the undersigned legal representatives (hereinafter simply referred to as “CBD” );

NPC, Via Varejo and CBD hereinafter jointly referred to as the “Parties” and each one separately and indiscriminately referred to as “Party”.

WHEREAS,

(A) on this date, CBD and Via Varejo signed, as the Parties, and the NPC and Executives Officers (as defined in the Purchase and Sale Agreement), as intervening parties signed the Purchase and Sale Agreement of Stocks and Other Covenants (hereinafter referred to as “ Purchase and Sale Agreement”), by which CBD has acquired from Via Varejo 3,763,812 stocks issued by NPC, therefore CBD and the Via Varejo shall hold 50.1% and 43.89%, respectively, of NPC capital.

(B) among other provisions, the parties to the Purchase and Sale Agreement undertook to enter into this Agreement to define the rules causing the alignment of interests between the Via Varejo, CBD and NPC in the development of the activities.

The PARTIES herein DECIDE to sign this Operational Agreement (hereinafter referred to as “Agreement”) to be governed by the following clauses and conditions:

1. Definitions and interpretation

1.1 Definitions When used in this Agreement, the terms capitalized hereunder as well as the plural or singular, male or female forms shall have the following meanings:

“Agreement” means this Operating Agreement.

“Affiliate” means any company directly or indirectly or by one or more intermediates, controls, is controlled, or under joint control of the Party. The directors, employees, consultants, agents or attorneys in fact of an Affiliate or Party are included also in the concept of “Affiliate”, as applicable.

“CBD” means Companhia Brasileira de Distribuição.

“CCBC “— means Arbitration Chamber of Chamber of Commerce Brazil — Canada.

“ Brazilian Civil Proceedings Code” means the Federal Law no. 5,869, dated January 11, 1973, as amended.

“Electronic Commerce” means trade through sale other than on-site in any modality including as the means, websites on the internet, applications for movable devices, telemarketing as operated by NPC.

“Wilful Misconduct” means any intentional, conscious, imprudent or omitted act that represents a willful, conscious, imprudent and absolute breach of any provision in this Agreement or applicable law.

“Conflict” has the meaning set forth in Clause 15.1.

“Negligence” means negligence, recklessness or malpractice as well as any act or failure, whether single or cumulative, performed with disregard or indifference on the harmful consequences, whether actual or potential.

“Confidential information” has the meaning set forth in Clause 12.1.

“Differentiated protection Items” has the meaning set forth in Clause 3.3.2.

“Common Items” means items of common assortment between the Via Varejo and the NPC.

“Trademarks” means, when mentioned jointly or indiscriminately, the “Ponto Frio” trademark and the “Casas Bahia” trademark and other derivatives trademarks, registered before INPI and owned by Via Varejo, and the “Extra”  trademark and other derivatives trademarks registered before INPI and owned by CBD, as Well as any other trademark to be licensed to NPC by CBD or Via Varejo

“Market Place” means the business model operated by NPC wherein specialized stores publish the products portfolio in certain website in order to use the traffic of customers, carry out trade transactions in return for a Commission on sales.

“Relevant Media” means the following (i) open television channels with national coverage: Globo, SBT, Record and Band; and (ii) widely circulated newspapers and magazines,  O Estado de Sao Paulo newspaper, Folha of Sao Paulo newspaper, O Globo newspaper, Veja magazine, Exame magazine and Época magazine.

“NPC” means the Nova Pontocom Comércio Eletrônico S.A.

“Receiving Party” has the meaning set forth in Clause 12.1(a).

“Disclosing Party” has the meaning set forth in Clause 12.1 (b).

“Indemnifying Party” has the meaning set forth in Clause 10.1.1.

“Indemnified Party” has the meaning set forth in Clause 10.1.1.

“Claim” means any and all claim, burden, liens, judicial decisions, sentences, appeals, debits,  obligations, damages, injuries, costs (including legal costs and other professionals’ fees), losses, expenses, proceedings or causes of action of any nature.

“CCB Rules” has the meaning set forth in Clause 15.1.1.

“ Via Varejo” means the Via Varejo S.A.

“VPC” means allocation of cooperate advertisement received by the supplier to be used in marketing activities.

1.2 Interpretation.  For the purposes of this Agreement, except where the context requires otherwise:

1.2.1 Any reference to clauses and exhibits shall be deemed reference to the clauses and the exhibits to this Agreement.

1.2.2 Titles used in this Agreement are inserted for convenience only and shall be ignored in interpretation of this Agreement.

1.2.3 References to “person” should be construed to include any individual or legal entity, consortium, joint ventures, funds, governmental authority or any other entity with or without legal identity and unless the context requires other interpretation, the form in the singular shall be construed as in the plural and vice versa;

1.2.4 The words “include” the “including” shall be construed without any limitation.

1.2.5 Reference to “one day” means a day of civil calendar; reference to “one month” means a period of 30 (thirty) consecutive days; and reference to “one year” means a calendar year.

2. The Agreement Purposes

2.1.  Purpose:

2.1.1 This Agreement has as the purpose to establish the provisions and conditions to cause the alignment between the businesses operated in physical stores and virtual environment by the Parties, in order to increase the synergies and generate value for the stockholders.

2.1.2 The Parties recognize and agree that:

(i) each Party shall act in good faith to the other and shall make every effort to ensure that the provisions of this Agreement are complied with; and

(ii) each Party shall carry out all acts required to fulfill entirely the provisions in this Agreement , in accordance with the principles set forth in Clause 2.2.

2.2 Principles

(i) the Parties shall implement jointly all opportunities to enhance synergies between the operations of the Parties on a continuing basis and from time to time;

(ii) the obligations of the Parties under this Agreement shall be based on principles of economy of scale, in order to allow the reduction of operating costs shared and greater negotiation power, which should benefit the operations of the Parties;

(iii) the Parties undertake to seek the growth of sales of Electronic Commerce of the Trademarks;

(iv) the Parties undertake to comply with protective measures in order to improve the alignment between the physical stores operation and Electronic Commerce of the Trademarks;

(v) Via Varejo and CBD, in respect to Electronic Commerce of the respective Trademarks should establish jointly with NPC, goals for growth and investment, in order to enable and facilitate the achievement of the goals set forth in this Agreement; and

(vi) the NPC, in respect to the Electronic Commerce of the respective Trademarks, undertakes to protect the Trademarks and maintain the service levels suitable to electronic commerce in Brazil.

2.3 The Term.

This Agreement shall enter into force on this date and shall continue in full force for an initial period of 20 (twenty) years, except if any Party to submit the denouncement in writing to the other Party up to 60 (sixty) days prior to the end of the term.

3 Commercial Aspects

3.1 Purchase Management of Common Items

3.1.1 Via Varejo shall manage the negotiation of commercial conditions with suppliers in respect to Common Items, including price, VPC, bonuses, payment conditions , after market. Therefore Via Varejo should ensure to NPC and NPC should ensure to Via Varejo the same commercial conditions in the purchase of Common Items obtained to their own business and establishing measures to allow now and in the future, the offset by such benefit.

3.1.2 NPC shall inform Via Varejo of the specific needs in respect to the payment conditions of suppliers and the frequency,  the places and batches of delivery of Common Items and Via Varejo shall ensure the compliance with such instructions by suppliers. NPC on its own discretion should follow-up the meetings with suppliers and have access to orders by Via Varejo.

3.1.3  NPC shall be liable by determining the mix and volume of Common Items. NPC is liable through Via Varejo for the actual placement of purchase orders, which shall be firm orders, of Common Items to be sold in Electronic Commerce of the Trademarks. Any eventuality on turnover on Electronic Commerce of the Trademarks of Via Varejo of any Common Item should be addressed jointly by NPC and Via Varejo with the suppliers.

3.2 Purchase Management of Other Items

3.2.1 For any other items that are not Common Items, but were purchased from the suppliers of Common Items,  Via Varejo shall be liable for the entire purchasing process of items to be sold in Electronic Commerce of the Trademarks, including the negotiation with such suppliers, in accordance to the maximum price range for each item as determined by NPC and informed to Via Varejo

3.2.2 For any other items that are not Common Items and that it does not are purchased from the suppliers of Common Items, or in the event that Via Varejo fails to reach the maximum price range desired by NPC, in accordance with Clause 3.2.1 above,  NPC shall be liable for the entire purchasing process of the items to be sold in Electronic Commerce of the Trademarks, including the negotiation with suppliers.

3.2.3 NPC and Via Varejo should share the prices list and on their sole discretion, should use any list in trade negotiation with the suppliers, in addition to develop jointly the internal processes to ensure that the price lists of Via Varejo and NPC are up-to-date on sharing system.

3.2.4 It is explicitly forbidden for Via Varejo to use the NPC prices list, or for NPC to use the Via Varejo prices list, to request trade conditions from the suppliers better than those found in the prices lists shared between the parties.

3.3 Definition of Items of Differentiated Protection

3.3.1 Aiming at the maximum alignment of business planning and pricing between Via Varejo and NPC,  Via Varejo and NPC shall define jointly the price strategies and marketing including the promotions and offerings for all line of goods and services and keeping weekly discussions on the alignment within the scope of the committee to be established thereto.

3.3.2 If there is no alignment between Via Varejo and NPC in the weekly meetings of the committee referred to Clause 3.3.1,  Via Varejo shall prepare and forward to NPC, monthly, the lists containing Items of Differentiated Protection. For the purposes of this Agreement, “Items of Differentiated Protection”  shall consist of the most sold items in physical stores of Via Varejo, which represent 80% of the revenues from sales in the month immediately preceding to the list preparation.

3.4 Pricing policy of Electronic Commerce of the Trademarks.

3.4.1 NPC undertakes regarding all Items of Differentiated Protection to follow up the price at sight and the payment conditions of Via Varejo. No lower price should be offered for sale in Electronic Commerce than the price announced in the Relevant Media by Via Varejo, except the possible installments plan with no interest up to 10 times to be offered in Electronic Commerce. NPC should offer to its customers all payment and freight conditions usually available in Electronic Commerce.

3.4.2 Selling prices in Electronic Trademarks Commerce for other items that are not Items of Differentiated Protection shall be freely determined by NPC.

4. Logistic Aspects

4.1 Storage

4.1.1 Via Varejo and NPC should analyze carefully economically and financially, the sharing of areas of their respective distribution centers whenever possible and advantageous aiming sharing the idle areas in their distribution centers with the proper rational apportionment of costs and operating expenses directly or indirectly incurred,  of the maintenance of the shared distribution center.

4.1.2  Via Varejo and NPC shall perform jointly the planning of the requirement for storage areas and study how to render them feasibility.

4.2 Transportation

4.2.1 Via Varejo and NPC should work together for the standardization and sharing of price list and level of carriers services.  Via Varejo and NPC should develop together the internal processes to ensure that the prices list of Via Retail and the NPC are up-to-date on the sharing system.

4.2.2 Via Varejo and NPC should evaluate carefully economically and operationally, the sharing of the transfer cargo and the cargos to be delivery at home aiming the mutual benefit from economies of scale.

4.2.3 Via Varejo and NPC should carry out the rational apportionment of directly or indirectly incurred costs and operating expenses on the transportation provided for the Clause 4.2.2.

5  Communication and Marketing Aspects

5.1 Right of using the Trademarks

5.1.1 The strategy and the positioning of the respective Trademarks shall be determined by Via Varejo and CBD. NPC is liable for the use of Trademarks in Electronic Commerce in accordance with the rules and concepts especially developed for the Electronic Commerce of each Trademark in accordance with this Agreement and the respective Trademarks use licenses.  NPC undertakes to follow the strategy and positioning of the respective Trademarks of Via Varejo and CBD.

5.1.2  NPC should inform to Via Varejo of the desire to act in categories other than electro-electronic and furniture using the Via Varejo’s trademarks in Electronic Commerce. Via Varejo should inform its objection to NPC within 30 calendar days from notice by NPC. If there is no objection, NPC should act in such category only after such period.

5.2 Abstaining from judicial measuring and unfavorable advertising

During the effectiveness of this Agreement and, subsequently, each Party undertakes directly or indirectly to take no measure intended to damage or that reasonably should damage the other Party or its reputation or should culminate in publicity that is unfavorable to the other Party.

5.3 Domain Names and URL

The Parties are forbidden to register and create domain names and URLs for the Electronic Commerce of the Trademarks. In all cases, there must be only one domain name for each Trademark, which should contain “www.trademark.com.br”. In any specific destination on the internet, the URL should follow the pattern “www.trademark.com.br/specificdestination”.

5.4 Marketing of Trademarks

5.4.1 The Parties shall meet to align continuously the communication and marketing strategy of Trademarks fortnightly or whenever necessary, and must prepare the schedule for the implementation of joint initiatives and the collection of additional costs incurred by Via Varejo and CBD, as applicable:

5.4.2 Marketing in the media.

(i)  Via Varejo and CBD should have reserved at least 5% (five per cent) on the advertisements space in printed media of respective Trademarks for advertising the contents specified and defined by NPC for the Electronic Commerce of the same Trademark.

(ii) Via Varejo and CBD should include, as the destination link of all online advertisements of the respective Trademarks, the URL of the Electronic Commerce of such Trademark.

(iii) Via Varejo and CBD should include, in all advertisements made on television of the respective Trademarks whether in open or closed channel for at least for 5 (five) seconds, the URL and contact of the telemarketing of Electronic Commerce of the same Trademark.  The space in the screen destined for the reference to Electronic Commerce should not be smaller than the size of the character generator. In addition, all such television advertisement should end with the spoken or written message, “Contact in www.trademark.com.br” or “join us in fb.com/trademark” or “download the app of the trademark”.

(iv) Via Varejo and CBD should include, in all advertises broadcast by radio of the respective Trademarks, the following message spoken at the end of such advertisement: “Access www.trademark.com.br”.

(v) Via Varejo and CBD should include, in all the advertisements made in outdoor media (including billboards, sides of truck, doors of stores) of the respective Trademarks, the URL and the telemarketing contact of Electronic Commerce of such trademark.

5.4.3 Marketing in store (suggested list, subject to discussion and approval by the Parties)

(i) on the facade, the URL and telemarketing contact of Electronic Commerce of such Trademark;  In addition, messages shall be included such as

“Even more products in www.trademark.com.br”, as specified and defined by NPC.

(ii) the facades of physical stores when closed, the main message: “Open 24 hours in www.trademar.com.br”;

(iii) in the view while exiting the physical store, the message “Continue buying in www.trademark.com.br”;

(iv) on the screen of payment tellers, the message “still more products in www.trademark.com.br”;

(v) on conveyors, escalators, shopping carts, bags and other packaging, the URL and telemarketing contact of Electronic Commerce of the same Trademark.

(vi)  at least on one side of all trucks of their respective Trademarks, the URL and telemarketing contact of Electronic Commerce of the same Trademark.

(vii) on the shelves, messages referencing to cross selling in Electronic Commerce the same Trademark such as, for example: “Looking for wines? See wineries in www.trademarks.com.br”, “Looking for wineries? See wine in “www.trademark.com.br”;

(viii) in racks, the message that there are more products in www.trademark.com.br;

(ix) on the uniform of all employees and cooperators, the message “More products in www.trademark.com.br”;

(x) in bill of sale, the URL and the telemarketing contact of Electronic Commerce of the same Trademark and the message “Continue buying in www.trademark.com.br”;

(xi) all products catalogs, the URL and the telemarketing contact of Electronic Commerce of the same Trademark in all pages. In addition, all catalogs should include at least 1 (one) page with products that do not exist in the physical store of the Trademark and should be found in Electronic Commerce of respective Trademark.

6 Multiple Channel Aspects

6.1 The Parties shall meet to align continuously the multiple channel strategy between the electronic Commerce of Trademarks and the physical stores the same Trademark, fortnightly or when necessary, and should prepare the schedule for the implementation of joint initiatives and the collection of additional costs incurred by the Parties, as applicable.

6.2  Via Varejo and the CBD should endeavor to render feasible the multiple channels of Electronic Trademarks Commerce allowing (i) customers to purchase in Electronic Trademark Commerce of Trademark, picking up the goods at the closest physical stores of the respective Trademark or, even, (ii)  NPC delivers at home to customers of Electronic Commerce from the inventory of the physical store of Trademark.

6.3  Via Varejo and CBD shall share the structure and the process of return of products with NPC in order to render feasible for customers purchasing through Electronic Commerce of the Trademark to exchange or return on customer’s discretion in any physical store of the respective Trademark.

6.4 Via Varejo and CBD should instruct the employees to carry out within the store environment the sale of items unavailable in physical retail (store, warehouse and pending), through the Electronic Commerce of corresponding Trademark.  Via Varejo,  CBD and the employees of physical stores of the respective Trademarks, will receive a bonus on items sold according to this Clause 6.4 by NPC in accordance with policy to be established by the Parties.

6.4.1 The purpose of this clause 6.4  is to enlarge the offerings for Via Varejo’s and CBD’s customers. Therefore, there will be no cannibalization between physical stores and Electronic Commerce in respect to products made available by Via Varejo and CBD.

6.5  After marketing

6.5.1 The Parties shall centralize, judiciously economically and operationally, the structures for the technical service and repacking of products sold by the Trademarks whether in the physical stores of the Trademarks or in Electronic Commerce.

6.5.2 Via Varejo should share and allow the use by NPC of its installed capacity for assembly and technical assistance for furniture to be sold in Electronic Commerce, notwithstanding the operations of Via Varejo.

6.5.3 The Parties shall be liable for the costs incurred by complaints from customers in any administrative or judicial area.

6.6 Costs and Expenses

Via Varejo and NPC and CBD and NPC, as applicable shall proceed to due rational apportionment of costs and operating expenses directly or indirectly incurred in implementation of multiple channel aspects regarding the respective Trademarks in accordance with this Clause 6.

7. Access to Information

7.1 NPC has the right, but not the obligation, to monitor any and all activity or contents related or disclosed on Electronic Commerce of the Trademarks. NPC has the right to investigate any breach of policies or complaints reported thereto.

7.2 Via Varejo and CBD have the right, but not the obligation, to monitor any and all activity or contents related or disclosed on Electronic Commerce of the respective Trademarks. Via Varejo and CBD have the right to investigate any breach of policies or complaints reported thereto on Electronic Commerce of the respective Trademarks.

7.3 The Parties agree to cooperate, in good faith, in any investigation carried out in accordance with the provisions in this Agreement by any Party and should allow immediately the entrance and access of the Party and its representatives to all facilities and supply the copies of any document and information to the Party and its representatives, as requested.

8. Exclusivity And Non-Competition.

8.1,  Exclusivity

8.1.1 Via Varejo and CBD herein acknowledge and agree that, ,  NPC should operate under this Agreement in exclusivity all and any activity related to Electronic Commerce of the Trademarks.  Via Varejo and CBD agree that, for the period of this Agreement no third party should be used for activities of Electronic Commerce or rendering any service related or similar to Electronic Commerce of the Trademarks.

8.1.2 The Parties agree that the exclusivity obligation herein agreed by Via Varejo and CBD applies to the electronic commerce operations of Via Varejo and CBD regarding the Trademarks and any other trademarks or domains to be owned or used by Via Varejo and/or CBD, acting directly or through any subsidiary during the term of this Agreement.

8.1.3 If during the term of this Agreement,  Via Varejo and/or CBD develops any other trademark or domain for the electronic commerce activities,  Via Retail or CBD, as applicable, shall inform NPC allowing it to decide, on its own discretion on the inclusion of the new trademark or domain, as applicable in Electronic Commerce. If NPC decides to include the new trademark or domain, the Parties shall sign the amendment to this Agreement to include such trademarks, as applicable, in definition “Trademarks” and agree in good faith on other terms and conditions of this Agreement deemed necessary.

8.1.4 The Parties agree that NCP shall operate activities of Electronic Commerce non-exclusively for Via Varejo and CBD, which means that NPC may be hired by third parties to operate electronic commerce activities.

8.1.5 The breach of the exclusivity obligations established in this Agreement, by Via Varejo or CBD, will subject Via Varejo or CBD, as applicable, to the payment of a monetary and non-compensatory fine for breach of R$50,000,000.00 (fifty millions Brazilian Reais). Such fine shall be paid within 10 (ten) days after the breach takes place.

8.2. Non-Competition

Via Varejo and CBD undertaken during the term of this Agreement, to refrain from acquiring any shareholding in any legal entity operating activities encompassed by Electronic Commerce, whether directly or by any of its Affiliates.

9  Representation and Guarantees

9.1 The Parties render the following representations and guarantees to each other, which they declare to be true, accurate, complete and current on this date:

9.1.1 Capacity Each Party has full understanding of operations under this Agreement and has full capacity, discrimination, powers and has been duly advised by qualified professionals to enter into this Agreement, as well as for completing and implementing the operations provided for therein.

9.1.2 Authorizations The Parties have all corporate authorizations required to conclude this Agreement and to comply with the obligations provided for herein.  The Parties have full powers to enter into and formalize any agreement, instrument or document to be signed as the result of this Agreement, for the fulfillment of operations here provided for and to fulfill the corresponding obligations.

9.1.3 Absence of Conflicts and Breaches. The signature of this Agreement and the fulfillment of the obligations herein undertaken:

(I) does not breach any provision provided for in corporate documents of the Parties; and

(II) does not violate or conflict with any law applicable the Parties.

9.1.4 Validity and enforceability of the Agreement. This Agreement is legal, valid and binding obligation of each Party and is enforceable against them in accordance with the provisions therein.

10. Indemnity and Liability

10.1 Obligation to Indemnify

10.1.1 Each party (herein referred to as “ Indemnifying Party”) undertakes to indemnify and hold each other harmless (each one referred to as “Indemnified Party ), exclusively in respect to any Losses arising from:

(i) breach or inaccuracy on any representation or guarantees rendered by each Party in Clause 9 of this Agreement.

(ii) breach of any obligation undertaken by each Party in this Agreement.

10.2  Liability.

10.2.1 Each Party shall be liable for and shall defend, indemnify and hold harmless the economic group of the other Party, and to be positioned/defend against any and all Complaints arising or somehow related, directly or indirectly, to the failure of economic group of Indemnifying Party to comply with and fulfill all applicable laws in the performance of the respective obligations pursuant to this Agreement.

10.2.2 In any incident likely to arise from a Complaint with possible indemnities provided for in Clauses 10.1 to 10.2 becomes known by the Party, such Party shall notify immediately in writing the other Party and both Parties shall cooperate and work together to investigate immediately the incident and mitigate any liability arising therefrom.

10.2.3 Notwithstanding any provision otherwise contained in this Agreement, each Party shall undertake full liability without limit for its own Negligence or Wilful Misconduct.

10.2.4 The provisions in this Section 9.1 shall remain in force regardless of termination of this Agreement.

11 - Termination

11.1 This Agreement should be terminated by any Party with cause in any of the following hypotheses:

11.1.1 In any contractual default and solely on the innocent Party’s discretion, if the Party in default being notified by the innocent Party fails to comply with the obligation within 30 (thirty) days from the date of receipt of the such notice.  In such event, the Party in default is subject to the payment of losses and damages.

11.1.2 Insolvency, court supervised reorganization or extrajudicial reorganization, bankruptcy, dissolution or termination of one Party, in which case, regardless of notice,  this Agreement shall be automatically terminated.

11.2 Except as events provided for in Clause 11.1 above, the Agreement should only be terminated by written instrument duly signed by the Parties upon mutual agreement.

11.3 The Parties herein establish that any termination of this Agreement prior to the termination of term established in Clause 2.3, or any successive renewals, although upon the parties’   agreement,  the Party starting or causing the termination is subject to punitive non compensatory fine for R$50,000,000.00 (fifty millions Brazilian Reais).

12  Confidentiality

12.1 Confidential Information for this Agreement purpose is:

(a) any information related to this Agreement, the platform and the Electronic Trademarks Commerce, including, but not only, any agreement, technical information, flows, organizational structures, procedures, specialized knowledge, ‘know-how’, as well as any other information disclosed by one Party (hereinafter referred to as “Disclosing Party”) and/or their representatives or any of Affiliates thereof.

(B) any non-public information, confidential, proprietary subject to patent or otherwise, related to the Disclosing Party,  its Affiliates, to any stockholder, employee or customer of the Disclosing Party obtained by the other Party (hereinafter referred to as “Receiving Party”) or by the Representatives thereof either in writing or orally, through Disclosing Party or pursuant to contacts with the management or its Representatives or Affiliates;

(c) analysis, compilations, studies or other documents prepared by the Receiving Party or its Representatives, which contain or anyhow reflect or are generated by such information; and

(d) understandings,  oral or written agreements, values, arrangements, interested parties, procedures, strategies and economic or legal concepts discussed, evaluated, disregarded or preferred by stakeholders, related to the object of this instrument.

12.2 Information will not be deemed Confidential Information if the Receiving Party can offer prove that such information:

(a) is or becomes available to the public by other reasons than disclosure by the Receiving Party or the representatives thereto.

(b) were, at the moment of disclosure, already known to the Receiving Party and have not been disclosed, by the Disclosing Party, by its Representatives or Affiliates or that were not have been obtained by the Receiving Party, as a result of this Agreement, the breach of any laws or obligations to which the Receiving Party is or could become subject to; or

(c) that the disclosure is required by arbitral order or judicial proceedings in which the Disclosing Party is subject to (and in this case only upon prior notice in writing of at least two working days).

12.3 Use of Confidential Information

12.3.1 The Receiving Party undertakes to maintain strict confidentiality regarding the Confidential Information, not to reveal the Confidential Information to third parties, or use the Confidential Information for other purposes other than the purposes of this Agreement.

(i) the provisions in Clause 12.3 above should not prevent the Receiving Party from revealing the Confidential Information to its Representatives who need to know the Confidential Information exclusively for the regular performance of this Agreement.

(ii) The Receiving Party undertakes to take all necessary measures to protect the Confidential Information and reveal only to its Representatives.

(iii) The Receiving Party is jointly and severally liable with its Representatives, without benefit of order, for all actions, or omissions of its Representatives regarding the Confidential Information.

12.3.2 If the Disclosing Party requires, the Receiving Party undertakes to return or destroy, within 5 business days from the termination of this Agreement, any and all material, supplied by Disclosing Party or produced by the Receiving Party, containing any Confidential Information.

13. Independence of the Parties

13.1 The Parties shall have no employment relationship with employees, managers and/or representatives of the other, nor should they establish with them any association, joint liability or corporate bond (except those existing under other instruments except this Agreement), therefore, each one is liable particularly and exclusively for the fulfilment of the respective labor, social and social security obligations according to the laws in force.

13.2 Each Party if liable for the fulfillment of the respective obligations and liabilities undertaken under this Agreement, and each is individually and exclusively liable for the compliance with rules applicable thereto according to the laws in force and shall hold herein the other Party harmless from the liability on the non-compliance with any standard applicable to the activities under this Agreement.

14. Notices

14.1 The notices and invoices shall be deemed duly delivered or sent, if delivered personally, sent by registered letter or fax to the addresses below:

If to NPC:

Rua Gomes de Carvalho, 1,609 /1617, 7TH floor

Sao Paulo - SP 04547-0000

Attn. Mr. German Pasquale Quiroga Vilardo

Fax (11) 4949-8180

If to Via Varejo

Rua Joao Pessoa, 83

Sao Caetano do Sul - SP, 09520-010

Attn. Mr. Francisco Tosta Valim Filho

Fax (11) 4225-9905

If to CBD:

Avenida Brigadeiro Luiz Antonio no 3142

Sao Paulo - SP, 01423-000

Attn. Mr. Enéas Cesar Pestana Neto

Fax (11) 3884-6441

14.2 Such notices sent according to the Clause 14.1 and made by:

14.2.1 Personal Delivery, must be delivered during regular business hours on weekdays to the office of destination and should be deemed been delivered at the time the notice is received.

14.2.2 Correspondence with acknowledgment receipt should be deemed delivered on the date indicated in the receipt acknowledgment and

14.2.3 Any fax must be sent during the regular hours on weekdays to the addressee’s office and should be deemed delivered at the time of confirmation in writing of full successful transmission of fax.

14.3 Any correspondence, by telephone or e-mail shall be confirmed, unless otherwise expressly allowed by one of the delivery methods described in Clause 14.2 above and the delivery of such notice shall take place in accordance with the Clause 14.2 regardless of prior telephone or by email communication.

15. Solution of Conflicts

15.1 The Parties shall endeavor to solve amicably any doubts or disputes arising from the performance or interpretation of the clauses of this Agreement (hereinafter referred to as the “Conflict”). However, if no amicable solution could be reached within 30

(thirty) days,  from the date of notice from one Party to the other on any existing Conflict, the subject shall be submitted to the arbitration in accordance with this Clause 15.

15.1.1 The Arbitration shall be performed in the City of São Paulo, State of São Paulo before CCBC, according to CCBC Arbitration Rules in force at the arbitration (hereinafter referred to as “CCBC Rules”)  taking into account any amendment to such rules made by the Parties under joint understanding. The arbitration shall be carried out in Portuguese language.

15.1.2 The arbitration shall be carried out by three Arbitrators, of which one will be appointed by the Party requesting the arbitration procedure, the other appointed by respondent Party in the arbitration proceeding, and the third, to be the Chairman of the arbitral court, shall be chosen jointly by the Arbitrators previously appointed by the Parties.

15.1.3 The arbitration award should be made in writing, shall indicate its reasons and grounds, and shall be final, binding and enforceable to the Parties in accordance with is provisions. The Parties agree that the arbitration sentence shall be a solution for the Conflict among them and they shall accept such arbitration sentence as the true expression of their will in respect to the Conflict. The arbitration court shall grant any measure available and proper according to the laws applicable to this Agreement, including the specific execution. The arbitration sentence shall include a provision on the costs allocation, including the reasonable lawyers’ fees and out-of-pocket. The Parties herein agree that each one shall bear its own costs during the arbitration performance. The Party receiving and unfavorable arbitration sentence shall reimburse the other Party for all and any expense and reasonable cost incurred, including but not limited to lawyers’ fees and travel expenses. The execution of the arbitration award should be carried out by any court or tribunal with venue on the Parties, their location or their assets.

15.1.4 The Parties recognize that any one of them may request a preliminary measure or injunction from a court.  Therefore, the application for a preliminary measure or injunction, either before or after the beginning of the arbitration proceeding according to CCBC Rules, should not be deemed inconsistent with or waiving any provision contained in this clause. The Courts of the City of São Paulo, State of São Paulo are elected herein, renouncing to any other however privileged it might be. In addition to the authority of the arbitration court established according to CCBC Rules such court must have the authority to impose provisional measures including precautionary or preliminary measures, when deemed fair and equitable.

16 — General Provisions

16.1 Specific Execution

The specific execution of any obligation contained in this Agreement should be required by the creditor of such obligation according to articles 466 A, B and C and subsequent of the Brazilian Civil Procedural Code.

16.2 Entirety of the Agreement.

16.2.1 Except as expressly provided otherwise, this Agreement contains the entire agreement between the Parties regarding the subject matter hereof and supersedes any prior understandings, commitments, negotiations, agreements, contracts (signed or not) or representations whether oral or written prior to this document.

16.2.2 The Parties acknowledge that this Agreement was not signed based on any guarantee, representation, statement,  agreement or undertaking of any nature other than expressly provided for in this Agreement. To the extent allowed by law, except in any fraud, each Party agrees and recognizes to be their sole rights and resources in respect to any representation, guarantee or commitment made or given under this Agreement should be applicable in any breach to the provisions and conditions provided for herein excluding all other rights and remedies.

16.3  Exclusion of Invalid Provisions

If any provision in this Agreement, or any part thereof is annulled, declared illegal or void or unenforceable for any reason, the validity and enforceability of remaining provisions should not affected or impaired in respect to any Party. In the event of any illegality, invalidity or ineffectiveness, the Parties agree to discuss in good faith the due amendments to this Agreement in order to reinstate this Agreement, preserve, and give effect to original intent of the Parties.

16.4 Waiver and Amendment

16.4.1 No waiver of any right of any party in this Agreement should be effective unless made expressly and in writing.

16.4.2 Failure of either Party to exercise the rights under this Agreement or the law in general or failure in applying any measure, penalty or possible sanction shall not operate as waiver or novation. Therefore it should not be construed as waiver on the application in any recurrence. No waiver, termination or settlement of this Agreement, or any provisions or terms thereof shall bind any Party unless confirmed in writing. No waiver by any Party of any term or provision in this Agreement or any defaults under this instrument should affect the rights of such party, in the future, to perform such term or provision or exercise any right or legal remedy in any defaults, whether similar or not.

16.4.3 This Agreement should not be modified or amended except in writing and signed by all Parties.

16.5 Additional Guarantee

Each Party shall endeavor to: (i) ensure that any third party perform the other acts and sign and deliver the other documents necessary to comply with the provisions in this Agreement; and (ii) ensure that the other Party should require from any third parties all actions and measures necessary for the enforcement of this Agreement.

16.6 The Independent Contracting parties

Nothing in this Agreement should create or be construed as creating a partnership of any kind or an association or even imposing any duty, obligation or liability to any Party regarding partnership, joint venture, agency, trust, association, or any other nature of business recognized in law for any purpose. The rights, benefits, liabilities and obligations of the Parties under this Agreement shall be jointly and several other than jointly.

16.7 — Assignment

16.7.1 No Party shall assign this Agreement or the rights and obligations arising thereon in whole or in part without the other Party’s written consent.

16.7.2 Notwithstanding the provisions of Clause 16.7.1 above, the parties acknowledge and agree that in the event of any restructuring involving any Party, all the resulting companies succeeding the party applicable in whole or in part (in spite of new companies or existing ones) undertake fully and are subject to all rights and obligations of the respective Party, as set forth in this Agreement.

16.8 Irrevocability and Irreversibility

This Agreement is signed by the Parties irrevocably and irreversibly and binds the parties their heirs, successors at any title.

16.9 - Applicable Law

This Agreement shall be governed and construed according to the laws of the Federative Republic of Brazil.

16.10 Anticorruption Law.

NPC,  Via Varejo and CBD represent reciprocally, to have not performed any act or omission that could result in a violation of obligations under the Law no. 12,846 of August 1st, 2013.

In witness whereof, the parties sign this instrument in 3 (two) counterparts of the same text and form in the presence of two witnesses.

São Paulo, October 17, 2013.

Nova Pontocom Comércio Eletronico S.A.

/s/ Fernando Tracanella
Name: Fernando Tracanella
Title: Chief Financial Officer

/s/ German Quiroga
Name: German Quiroga
Title: President

Via Varejo S.A.

/s/ Francisco Valim
Name: Francisco Valim
Title: President

/s/ Victor Fagá
Name: Victor Fagá
Title: Chief Financial Officer

Companhia Brasileira de Distribuição

/s/ Christophe Hidalgo
Name: Christophe Hidalgo
Title: Chief Financial Offier

/s/ Enéas Pestana
Name: Enéas Pestana
Title: President

Witnesses:

1.	Margarete Buzo
Name: Margarete Buzo
CPF: 070801888-22
RG: 12.267.549-6

2.	Marcelo Acerbi de Almeida
Name: Marcelo Acerbi de Almeida
CPF: 276.024.588-85
RG: 2877384-X SSP/SP